EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

BG Increases LNG Volumes to 5.5 MTPA under its 20-Year LNG Sale and Purchase Agreement at the Sabine Pass LNG Terminal

▪BG to purchase an additional 2.0 mtpa of LNG as Trains 2, 3 and 4 commence operations

Houston, Texas - January 26, 2012 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE Amex: CQP) announced today that its subsidiary, Sabine Pass Liquefaction, LLC (“Sabine Liquefaction”), has entered into an amended and restated liquefied natural gas (“LNG”) sale and purchase agreement (the “SPA”) with BG Gulf Coast LNG, LLC (“BG”), a subsidiary of BG Group plc, under which BG has agreed to purchase an additional 2.0 million tonnes per annum (“mtpa”) of LNG, bringing BG's total annual contract quantity to 5.5 mtpa of LNG. BG will purchase 3.5 mtpa of LNG with the commencement of train one operations and will purchase a portion of the additional 2.0 mtpa of LNG as each of trains two, three and four commence operations.

Under the SPA, the purchase terms essentially remain the same, whereby BG will pay Sabine Liquefaction a fixed sales charge for the contracted quantity and will pay a contract sales price for LNG purchases based on the applicable Henry Hub index traded on the New York Mercantile Exchange, with the exception that the fixed sales charge will increase ratably in order to account for the increased fixed sales charge on the additional volumes.

Sabine Liquefaction is developing a liquefaction project at the Sabine Pass LNG terminal in the Gulf Coast region of the U.S. that is expected to include four liquefaction trains capable of producing up to 18 mtpa of LNG. To date, Sabine Liquefaction has entered into three LNG sale and purchase agreements, including the agreement with BG for 5.5 mtpa, an agreement with Gas Natural Fenosa for 3.5 mtpa that commences with the start of train two operations and an agreement with GAIL (India) Limited for 3.5 mtpa that commences with the start of train four operations. Sabine Liquefaction expects to sell an additional 3.5 mtpa of LNG under an agreement that would commence with the start of train three operations, which would bring total contracted volumes to 16.0 mtpa or approximately 90 percent of total expected LNG volumes.

“In assessing the optimal contracting strategy for the Sabine Liquefaction Project, we have decided to sell part of the additional volumes on a long-term basis to BG, our first foundation customer,” said Charif Souki, Chairman and CEO. “There's a trade-off in whether we sell the additional volumes on a long-term basis or in the open market. Contracting a portion of the additional volumes adds further certainty to the long-term cash flows of the project and preserves the opportunity for additional upside.”

BG Group plc (LSE: BG.L) is a world leader in natural gas, with a strategy focused on connecting competitively priced resources to specific, high-value markets. Active in more than 25 countries on five continents, BG Group has a broad portfolio of exploration and production, LNG and transmission and distribution business interests. It combines a deep understanding of gas markets with a proven track record in finding and commercializing reserves. For further information visit: http://www.bg-group.com.

Cheniere Partners owns 100 percent of the Sabine Pass LNG receiving terminal located on the Sabine Pass Channel in western Cameron Parish, Louisiana. The Sabine Pass terminal has regasification and send-out capacity of 4.0 billion cubic feet per day (Bcf/d) and storage capacity of 16.9 billion cubic feet equivalent (Bcfe). Cheniere Partners is developing a project to add liquefaction and export capabilities to the existing infrastructure at the Sabine Pass LNG terminal. As currently contemplated, the Sabine Pass Liquefaction project (the “Liquefaction Project”) is being designed and permitted for up to four modular LNG trains, each with a nominal capacity of approximately 4.5 mtpa. The Liquefaction Project is expected to be constructed in phases, with each LNG train commencing operations approximately six to nine months after the previous train. The first phase will include two liquefaction trains. In November 2011, Sabine Liquefaction entered into a lump sum turnkey contract for the engineering, procurement and construction of the first phase of the Liquefaction Project with Bechtel Oil, Gas and Chemicals, Inc. Sabine Liquefaction has also entered into two long-term sale and purchase agreements for 7.7 mtpa, which are expected to underpin the financing of the first two trains. The customers are BG Gulf Coast LNG, LLC and Gas Natural Fenosa. Commencement of construction for the first phase is subject, but not limited, to regulatory approvals and Cheniere Partners making a final investment decision. For the second phase of the Liquefaction Project, Cheniere is targeting contracts for a total of 8.3 mtpa of annual contract quantity. Cheniere has entered into sale and purchase agreements in connection with the second phase with GAIL (India) Limited for 3.5 mtpa and with BG for an additional 1.3 mtpa and continues to hold advanced discussions with additional global LNG buyers for the remaining 3.5 mtpa. Commencement of construction for the second phase is subject, but not limited to, entering into an engineering, procurement and construction contract, regulatory approvals and Cheniere Partners making a final investment decision. Cheniere Partners has placed documentation pertaining to the Liquefaction Project, including the applications and supporting studies, on its website located at http://www.cheniereenergypartners.com.

Target Date
Milestone		Phase 1	Phase 2
▪	DOE export authorization	Received	Received
▪	Definitive commercial agreements	Completed 7.7 mtpa	Target of 8.3 mtpa
	- BG Gulf Coast LNG, LLC	4.2 mtpa	1.3 mtpa
	- Gas Natural Fenosa	3.5 mtpa
	- Gail (India) Ltd.		3.5 mtpa
▪	EPC contract	Complete	4Q12
▪	Financing commitments	1Q12	1Q13
▪	FERC construction authorization	1Q12	1Q12
▪	Commence construction	2012	2013
▪	Commence operations	2015/2016	2017/2018

This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, (i) statements regarding Cheniere Partners' business strategy, plans and objectives, including the construction and operation of liquefaction facilities, (ii) statements regarding our expectations regarding regulatory authorizations and approvals and (iii) statements expressing beliefs and expectations regarding the development of Cheniere Partners' LNG terminal and liquefaction business. Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke, 713-375-5104

Media: Diane Haggard, 713-375-5259